EXHIBIT 11.1

META Group, Inc.

EXHIBIT TO QUARTERLY REPORT ON FORM 10-Q

Computation of Net Income Per Common Share

	Three months ended		Nine months ended
	September 30,		September 30,
	2001	2000	2001	2000

Income (loss) before cumulative effect of change in accounting principle	$(3,662,000)	$(2,468,000)	$(4,584,000)	$1,930,000

Cumulative effect of change in accounting principle				$(2,438,000)
Net loss	$(3,662,000)	$(2,468,000)	$(4,584,000)	$(508,000)

Average number of common shares outstanding during the period	12,829,922	10,822,178	11,662,463	10,718,412
Add common share equivalents — options to purchase common shares and contingent shares (1)				1,083,609
Total	12,829,922	10,822,178	11,662,463	11,802,021

Amounts per basic common share:
Income (loss) before cumulative effect of change in accounting principle	$(.29)	$(.23)	$(.39)	$.18
Cumulative effect of change in accounting principle				$(.23)
Net loss	$(.29)	$(.23)	$(.39)	$(.05)

Amounts per diluted common share:
Income (loss) before cumulative effect of change in accounting principle	$(.29)	$(.23)	$(.39)	$.16
Cumulative effect of change in accounting principle				$(.20)
Net loss	$(.29)	$(.23)	$(.39)	$(.04)

(1) Excluded from the calculation for the three and nine months ended September 30, 2001 are approximately 62,000 and 119,000 unexercised options, respectively, as they are anti-dilutive.